ASSIGNMENT

WHEREAS, I, **Mark Phillip Caldwell**, hereinafter referred to as the "**ASSIGNOR**", a citizen of the US, whose post office address is 3650 Torrey View Court, San Diego, CA 92130, have invented certain new and useful improvements in

Methods and Systems for Media Distribution Employing Contracts Implemented in a Distributed Ledger

as described and set forth in an application for Letters Patent of the United States of America, executed by me on the 9th day of November, 2018;

AND WHEREAS, **Robot Cache, Inc.**, hereinafter referred to as the "**ASSIGNEE**", a company existing under the laws of Delaware and having a place of business at 5910 Pacific Center Blvd., Suite 310, San Diego, CA 92121, is desirous of acquiring or confirming its acquisition of the entire right, title and interest in and to said invention, inventions or improvements, and in and to said application, and in and to any and all patents, both of the United States and of all foreign countries, that may be obtained therefor;

NOW, THEREFORE, TO ALL WHOM IT MAY CONCERN, BE IT KNOWN, that I, the **ASSIGNOR**, for good and valuable considerations, the receipt and sufficiency of which I hereby acknowledge, have sold, assigned, transferred and conveyed, and by this assignment do sell, assign, transfer and convey, unto the **ASSIGNEE**, its successors and assigns, the entire right, title and interest throughout the world, in and to my invention, inventions or improvements described or set forth in said application, in any form or embodiment thereof, and in and to said application, and in and to any provisional or non-provisional application of which said application claims the benefit, and in and to any applications filed in any foreign country based thereon, including the right to file foreign applications under the provisions of any convention or treaty; and in and to any confirmation, divisional, continuation, continuation-in-part, or substitute application or any other application which claims the benefit of said application which may be filed on said invention, inventions or improvements in the United States or in any foreign country; and in and to any and all patents, certificates, utility models, reissues, extensions, additions or confirmations thereof which may be granted in the United States or in any foreign country upon said invention, inventions or improvements, to have and to hold the same to the full end of the term or terms for which any and all such United States and foreign patents and grants may be issued on said invention, inventions or improvements.

AND I do hereby authorize and request the issuing authority to issue any and all of said United States and foreign patents on said application or applications to the **ASSIGNEE**, its successors and assigns, as the assignee of the entire right, title and interest in and to the same, for the sole use and benefit of said **ASSIGNEE**, its successors and assigns.

AND I do hereby covenant and warrant that I have full right to convey the entire right, title and interest herein assigned free and clear of all licenses, encumbrances and liens whatsoever, and that I have not executed and will not execute any instruments in conflict herewith.

AND I, for the conditions aforesaid, do hereby covenant and agree to and with the **ASSIGNEE**, its successors and assigns, that I, my executors, administrators, or other personal representatives, shall and will do all lawful acts and things, make all rightful oaths, and make, execute, and deliver any and all other instruments in writing, and any and all further applications, papers, powers, affidavits, assignments, disclaimers and other documents, which in the opinion of counsel for said **ASSIGNEE**, its successors and assigns, may be required or necessary in this or in any foreign country more effectually to secure to and vest in the **ASSIGNEE**, its successors and assigns, the entire right, title and interest in and to said

invention, inventions, or improvements, application or applications, patents, rights, titles, benefits, privileges and advantages hereby sold, assigned, confirmed, transferred and conveyed.

The undersigned hereby grant(s) David P. Gordon, Esq., David S. Jacobson, Esq., Jay P. Sbrollini, Esq. and Christian Mannino, Esq. the power to insert on this Assignment any further identification which may be necessary in order to comply with the rules of the U.S. Patent and Trademark Office for the recordation of this document and to correct any errors or defects herein.

ASSIGNOR(S):

IN WITNESS WHEREOF, I, **Mark Phillip Caldwell**, have hereunto set my hand and seal this 9 day of November, 2018.

Mark Phillip Caldwell

State of CALIFORNIA)
) ss:
County of SAN DIEGO)

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

BE IT KNOWN, that on this 9th day of NOVEMBER, 2018, personally appeared **Mark Phillip Caldwell,** known to me (or satisfactorily proven) to be the individual described in and who executed the foregoing assignment.

ABDUL RASHID KHAN
Notary Public - California
San Diego County
Commission # 2257275
My Comm. Expires Sep 3, 2022

Notary Public

SEAL

My commission expires: 9/3/2022